SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

(Name of Registrant as Specified In Its Charter)

Goodrich Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.
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(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

2006
Annual Meeting
of Shareholders
and
Proxy Statement

Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217
NOTICE TO SHAREHOLDERS
      THE ANNUAL MEETING OF SHAREHOLDERS of Goodrich Corporation, a New York corporation, will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on April 25, 2006, at 10:00 a.m. Eastern Time to:

1. Elect eleven Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006.

3. Transact such other business as may properly come before the meeting.
      Information with respect to these matters is contained in the Proxy Statement attached to this Notice.
      The Board of Directors has fixed March 6, 2006 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.
      A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors from holders of Common Stock. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.
      It is important that every shareholder be represented at the meeting regardless of the number of shares owned. To minimize expense associated with collecting proxies, please execute and return your proxy promptly.

By Order of the Board of Directors

Sally L. Geib
Secretary
Dated March 10, 2006

i

GENERAL INFORMATION
      The accompanying proxy is solicited on behalf of the Board of Directors of Goodrich Corporation. Our 2006 Annual Meeting of Shareholders will be held at our corporate headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina at 10:00 a.m. Eastern Time on April 25, 2006.
      All shareholders of record of our Common Stock at the close of business on March 6, 2006 are entitled to notice of and to vote at the Annual Meeting. There were 123,645,257 shares outstanding and entitled to vote on such date, and each share is entitled to one vote. There are no cumulative voting rights.
      Most shareholders have a choice of voting by proxy over the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern Time on April 24, 2006.
      When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card but don’t specify how you want your shares to be voted, they will be voted as our Board of Directors recommends. You can revoke your proxy at any time before it is exercised by written notice to our Secretary, timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or voting by ballot at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.
      Proxies for shares of Common Stock will also represent shares held under our Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and Goodrich Corporation Savings Plan for Rohr Employees. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy that will represent all shares. If the account information is different, then the participants will receive separate proxies. We have been advised that voting instructions from plan participants must be received by not later than 5:00 p.m. Eastern Time on April 24, 2006 in order to be included in the final voting instruction tabulation provided to the plan trustees.
      We will pay the expense of soliciting these proxies. In addition to using the mails and the Internet, our officers, Directors and employees may solicit proxies personally, by telephone or by facsimile. We will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. We have retained D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to assist us in soliciting proxies from shareholders, including brokers, custodians, nominees and fiduciaries, and will pay that firm fees estimated at $11,500 for its services, plus the firm’s expenses and disbursements.
      The approximate date on which we will begin mailing this proxy statement and the accompanying proxy to shareholders is March 10, 2006. Our 2005 Annual Report, including financial statements, is being mailed with this proxy statement to each shareholder of record. An additional copy will be furnished to any shareholder upon request.
      This proxy statement and our 2005 Annual Report are available on our Internet site at www.goodrich.com. Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save us the cost of producing and mailing these documents by checking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. If you are a shareholder of record and choose to view future proxy statements and annual reports over the Internet, you will receive instructions in the mail next year containing the Internet address to access those documents. If your shares are held through a bank, broker or other holder of record, check the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.
      Our principal executive offices are located at Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina 28217.
      Unless the context otherwise requires, the terms “we”, “our”, “us”, “Goodrich” and “the Company” as used in this proxy statement refer to Goodrich Corporation.
VOTE REQUIRED FOR APPROVAL
      The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Withheld votes, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of constituting a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.
      If you are a beneficial shareholder and your broker holds your shares in its name, the rules of the New York Stock Exchange permit your broker to vote your shares on the election of Directors and the ratification of the appointment of our independent registered public accounting firm, even if the broker does not receive voting instructions from you.
      The eleven nominees for Director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy shall be elected. This means that the Director nominee with the most votes for a particular slot is elected for that slot. Only votes “for” affect the outcome. Withheld votes and, if applicable, broker “non-votes” are not counted for purposes of the election of Directors.
      Ratification of the appointment of our independent registered public accounting firm will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting. Abstentions and, if applicable, broker “non-votes” are not counted as votes “for” or “against” this proposal.
PROPOSALS TO SHAREHOLDERS
1. ELECTION OF DIRECTORS
      One of the purposes of the Annual Meeting is the election of eleven Directors to hold office until the next annual meeting of shareholders in 2007 and until their respective successors are elected and qualified. The eleven nominees for election as a Director are named on the following pages. All of them are now Directors whose terms expire at the 2006 Annual Meeting.
      All nominees have indicated that they are willing to serve as Directors if elected. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by our Board of Directors to replace such nominee.
      The Board recommends that you vote FOR the election of these nominees for Director.

NOMINEES FOR ELECTION

DIANE C. CREEL, age 57 — Director since December 22, 1997.
Chairman, Chief Executive Officer and President, Ecovation, Inc., a wastewater management systems company. Ms. Creel has a B.A. and M.A. from the University of South Carolina. Ms. Creel joined Ecovation, Inc. as Chairman, Chief Executive Officer and President in May 2003. Prior to joining Ecovation, Ms. Creel served as Chief Executive Officer and President of Earth Tech from January 1993 to May 2003, Chief Operating Officer from 1987 to 1993 and Vice President from 1984 to 1987. Ms. Creel was director of business development and communications for CH2M Hill from 1978 to 1984, manager of communications for Caudill Rowlett Scot, Houston, Texas from 1976 to 1978, and director of public relations for LBC&W, Architects-Engineers-Planners, Columbia, South Carolina from 1971 to 1976. Ms. Creel currently serves on the boards of directors of Foster Wheeler, Inc., Allegheny Technologies and the corporations and trusts which comprise the Fixed Income Fund of the American Funds Group of Capitol Management Corporation.

GEORGE A. DAVIDSON, JR., age 67 — Director since April 15, 1991.
Retired Chairman, Dominion Resources, Inc., a natural gas and electric power holding company. Mr. Davidson is a graduate of the University of Pittsburgh with a degree in petroleum engineering. Effective January 2000, Dominion Resources and Consolidated Natural Gas Company merged. He has been associated with Consolidated Natural Gas since 1966. He became Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson became Chairman and Chief Executive Officer and served in that capacity until becoming Chairman of Dominion Resources, Inc. in January 2000. He retired from that position in August 2000. Mr. Davidson is a director of Dominion Resources, Inc. and PNC Financial Services Group, Inc. Mr. Davidson is a director and Chairman of the Pittsburgh Foundation, Past Chairman of the Board of The Pittsburgh Cultural Trust, Chairman Emeritus of the Pittsburgh Civic Light Opera Board and Past Chairman of the American Gas Association. Mr. Davidson is a trustee of the University of Pittsburgh, chairs the Board of Visitors of the Katz Graduate School of Business and is Vice Chair of the Board of Visitors of the School of Engineering, and serves on the board of the Sewickley Valley Hospital Foundation.

HARRIS E. DELOACH, JR., age 61 — Director since April 17, 2001.
Chairman, President and Chief Executive Officer, Sonoco Products Company, a worldwide, vertically integrated packaging company. Mr. DeLoach holds a bachelor of arts degree in business administration and a juris doctor degree from the University of South Carolina. Mr. DeLoach was named President and Chief Executive Officer of Sonoco Products Company in July 2000 and Chairman in April 2005. Previously, he was Senior Executive Vice President and Chief Operating Officer from 1999 to 2000, Executive Vice President from 1996 to 1999 and Group Vice President from 1993 to 1996. He joined Sonoco in 1985. Mr. DeLoach is a director of Sonoco Products Company. He also serves as Chairman of the Byerly Foundation, as Chairman of the University of South Carolina Business Partnership Foundation, as President of the Board of Directors of the South Carolina Governor’s School for Science and Mathematics Foundation, as Chairman of the Palmetto Business Forum and as Chair-Elect of the South Carolina Chamber of Commerce.

JAMES W. GRIFFITH, age 52 — Director since July 15, 2002.
President and Chief Executive Officer, The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components. Mr. Griffith earned his B.S. in industrial engineering and his M.B.A. from Stanford University. He joined The Timken Company in 1984. From 1984 to 1999 he held a wide range of positions in several areas of the company, including international operations and strategic management. He was elected President and Chief Operating Officer in 1999 and President and Chief Executive Officer in July 2002. Mr. Griffith is a director of The Timken Company, is on the Executive Committee and Board of Directors of the National Association of Manufacturers and is a member of the Board of Trustees of Mount Union College.

WILLIAM R. HOLLAND, age 67 — Director since July 12, 1999.
Retired Chairman, United Dominion Industries, a diversified manufacturing company that was acquired by SPX Corporation in May 2001. Mr. Holland has bachelor of art and juris doctor degrees from the University of Denver. He joined United Dominion in 1973 as Vice President and General Counsel. He held various executive positions with United Dominion, including Chief Executive Officer from 1986 to 2000 and Chairman from 1987 to 2001. Mr. Holland is Chairman and a director of EnPro Industries, Inc. and a director of Lance Inc. He is a director of Cook & Boardman, Inc. and Crowder Construction Company, a director of the Carolinas Healthcare System Foundation, Charlotte, North Carolina, a corporate member of the Jupiter, Florida Medical Center and a member of the Advisory Board of the Walker School of Business, Appalachian State University, Boone, North Carolina.

JOHN P. JUMPER, age 60 — Director since December 5, 2005.
Retired Chief of Staff, United States Air Force. Mr. Jumper retired from the United States Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard and Air Force Reserve men and women. In that position he administered annual budgets in excess of $100 billion. As Chief of Staff he was a member of the Joint Chiefs of Staff providing military advice to the Secretary of Defense, the National Security Council and the President. From 2000 — 2001 Mr. Jumper served as Commander, Air Combat Command. During the 1999 war in Kosovo and Serbia he commanded U.S. Air Forces in Europe and Allied Air Forces Central Europe. In earlier assignments he served on the Joint Staff and as Senior Military Assistant to Secretary of Defense Dick Cheney and Secretary Les Aspin. He also commanded an F-16 fighter squadron and two fighter wings, accumulating more than 5,000 flying hours including more than 1,400 combat hours in Vietnam and Iraq. Mr. Jumper holds a degree in electrical engineering from the Virginia Military Institute and an M.B.A. from Golden Gate University in San Francisco. He currently serves on the Board of Directors of Rolls-Royce North America Holdings, Inc. as well as on the non-profit Boards of the Air Force Association and the Air Force Village Charitable Foundation.

MARSHALL O. LARSEN, age 57 — Director since April 16, 2002.
Chairman, President and Chief Executive Officer, Goodrich Corporation. Mr. Larsen received a B.S. in Engineering from the U.S. Military Academy and an M.S. in industrial management from the Krannert Graduate School of Management at Purdue University. He joined Goodrich in 1977 as an Operations Analyst. In 1981, he became Director of Planning and Analysis and subsequently Director of Product Marketing. In 1986, he became Assistant to the President and later served as General Manager of several divisions of Goodrich’s aerospace business. He was elected a Vice President of Goodrich and named a Group Vice President of Goodrich Aerospace in 1994 and was elected an Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace in 1995. He was elected President and Chief Operating Officer of Goodrich in February 2002, Chief Executive Officer in April 2003 and Chairman in October 2003. Mr. Larsen is a member of the Board of Governors of the Aerospace Industries Association and the Business Roundtable and is a director of Lowe’s Companies, Inc. He is active in numerous community activities.

DOUGLAS E. OLESEN, age 67 — Director since October 1, 1996.
Retired President and Chief Executive Officer, Battelle Memorial Institute, a worldwide technology organization, working for government and industry. Dr. Olesen earned his B.S., M.S. and Ph.D. degrees in civil engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined Battelle Memorial Institute, Northwest Labs, in Richland, Washington in 1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In 1984 he became Executive Vice President and Chief Operating Officer of the Battelle Memorial Institute in Columbus, Ohio. In 1987 he was elected President and Chief Executive Officer and in October 2001 he retired. He is a director of Zivena, Inc.

ALFRED M. RANKIN, JR., age 64 — Director since April 18, 1988.
Chairman, President and Chief Executive Officer, NACCO Industries, Inc., an operating holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr. Rankin holds a bachelor of arts degree in economics from Yale University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February 1989 as President and Chief Operating Officer and became President and Chief Executive Officer in May 1991. He assumed the additional title of Chairman in May 1994. Previously, Mr. Rankin served in a number of management positions with Eaton Corporation, with the most recent being Vice Chairman and Chief Operating Officer from April 1986 to February 1989. He is a director of NACCO Industries, Inc., NMHG Holding Co. and The Vanguard Group. He is a trustee of The Greater Cleveland Partnership, the Cleveland Museum of Art, the Musical Arts Association and University Hospitals of Cleveland.

JAMES R. WILSON, age 65 — Director since December 22, 1997.
Retired Chairman of the Board, President and Chief Executive Officer, Cordant Technologies Inc., a leading producer of solid propellant rocket motors, high performance fasteners used in commercial aircraft and industrial applications and components for aircraft and industrial gas turbine engines. Mr. Wilson holds a B.A. degree from the College of Wooster and an M.B.A. degree from Harvard University. Mr. Wilson assumed the position of Chairman of Cordant in October 1995 and the position of President and Chief Executive Officer in October 1993, and retired in June 2000. Mr. Wilson joined Cordant in July 1989 as Vice President and Chief Financial Officer and was named Executive Vice President in October 1992. He is also a director of Cooper Industries, Ltd. and serves as Chairman of the Board of Trustees of the College of Wooster, Wooster, Ohio.

A. THOMAS YOUNG, age 67 — Director since April 17, 1995.
Retired Executive Vice President, Lockheed Martin Corporation, an aerospace and defense company. Mr. Young is a graduate of the University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts Institute of Technology with a master’s degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to 1982, serving in a number of management positions including Mission Director of the Project Viking Mars landing program and Director of the Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice President of Aerospace Research and Engineering, and later became Senior Vice President and President of Martin Marietta Electronics & Missiles Group and Executive Vice President. He became President and Chief Operating Officer in January 1990, Executive Vice President of Lockheed Martin Corporation in March 1995 and retired in July of that year. Mr. Young is a director of Science Applications Informational Corp. Mr. Young is also a Fellow of the American Astronautical Society, the American Institute of Aeronautics and Astronautics and the Royal Aeronautical Society and a member of the National Academy of Engineering.
OTHER NOMINEES
      Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.
      For a nomination to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2007 Annual Meeting such notice must be received between December 26, 2006 and January 25, 2007. Each such notice must include:

•	the name, age, and principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between the nominee and others relating to why he or she was selected as a nominee, in addition to any other information required by the SEC’s proxy regulations;

•	the proposed nominee’s written consent to serve as a director if elected;

•	the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominee; and

•	the number of shares of each class of Goodrich stock owned by such shareholders.
      No person nominated by a shareholder at the Annual Meeting is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws.
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The Audit Review Committee of our Board of Directors has appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to serve as our independent registered public accounting firm for the year 2006. Should Ernst & Young LLP be unable to perform these services for any reason, the Audit Review Committee will appoint another independent registered public accounting firm to perform these services.
      Representatives of the firm of Ernst & Young LLP, our independent registered public accounting firm for the most recently completed fiscal year, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.
Fees to Independent Registered Public Accounting Firm for 2005 and 2004
      The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for 2005 and 2004:

	2005	2004

	(In millions)
Audit Fees	$6.95	$5.70
Audit-Related Fees	0.24	0.28
Tax Fees	0.00	0.19
All Other Fees	0.02	0.06

Total Fees	$7.21	$6.23
      Audit Fees. Audit fees consist of fees billed by Ernst & Young LLP for professional services rendered for the audit of our financial statements, the review of financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by them in connection with statutory and regulatory filings or engagements for those years. Audit fees also include the audit of management’s assessment of and the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees for 2005 includes $665,000 of fees relating to 2004 that were billed in 2005.
      Audit-Related Fees. Audit-related fees consist of fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above. Audit-related fees included fees for employee benefit plan audits, acquisition assistance, accounting consultation and audits of a joint venture.
      Tax Fees. Tax fees billed by Ernst & Young LLP for 2005 were de minimis. Tax fees for 2004 represents fees billed by Ernst & Young LLP for global expatriate tax services.
      All Other Fees. All other fees consist of fees related to products and services provided by Ernst & Young LLP, other than those reported above under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”. For 2005, all other fees represents fees billed by Ernst & Young LLP for miscellaneous services. For 2004, all other fees represents fees billed by Ernst & Young LLP for global expatriate administrative services.
      None of the services represented by the fees set forth in the above table were provided in accordance with the de minimus exception to Audit Review Committee approval that appears in Rule 2-01(c)(7)(i)(C) of Regulation S-X.
Non-Audit Services Performed by Ernst & Young LLP
      Ernst & Young LLP has notified the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board and us that certain non-audit work Ernst & Young LLP previously performed in China and Japan, for us and other companies, has raised questions regarding its independence with respect to its performance of audit services. Prior to March 2001 an affiliated firm of Ernst & Young LLP performed tax calculation and tax return preparation services and made tax payments in China for representative offices of one of our subsidiaries. In Japan, an affiliated firm of Ernst & Young LLP handled consumption tax remittances for one of our subsidiaries. The payment of these taxes involved the custody of our funds, which is not permitted under SEC auditor independence rules. These services in China were discontinued in 2001 and these services in Japan were discontinued in 2002.
      Ernst & Young LLP has also notified us that it has concluded that certain non-audit work Ernst & Young LLP previously performed for us in the United Kingdom violated the SEC’s auditor independence rules as well as Ernst & Young LLP’s independence requirements. Beginning in 1990, an affiliated firm of Ernst & Young LLP provided registered office and certain company secretarial services for our United Kingdom subsidiaries. The provision of these services may have involved the performance of management functions and the custody of our assets, which are not permitted under SEC auditor independence rules. These services were discontinued in February 2004.
      Our Audit Review Committee has reviewed the facts surrounding these services provided by Ernst & Young LLP and its affiliates. We and the Audit Review Committee have concluded that Ernst & Young LLP’s independence was not impaired by the performance of the services in China and Japan in view of the de minimis fees paid to Ernst & Young LLP and its affiliates (less than $10,000 per year in 2001 and 2002), the ministerial nature of the actions performed, and the fact that the representative offices and subsidiaries involved were not material to our consolidated financial statements. We and the Audit Review Committee also have concluded that Ernst & Young LLP’s independence was not impaired by the performance of the services in the United Kingdom in view of the de minimis fees paid to Ernst & Young LLP and its affiliates (less than $50,000 per year) and the ministerial nature of the actions performed. Ernst & Young LLP has concluded that its independence was not impaired by the performance of these services. We continue to monitor the SEC’s consideration of these matters.
Audit Review Committee Pre-Approval Policy
      The Audit Review Committee of our Board of Directors must review and pre-approve all audit and non-audit services performed by our independent registered public accounting firm. In conducting such reviews, the Audit Review Committee will determine whether the provision of non-audit services would impair the firm’s independence. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Review Committee specifically provides for a different period.
      Requests or applications to provide services that require pre-approval by the Audit Review Committee are submitted by both the independent registered public accounting firm and management and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. Detailed back-up documentation must be provided in connection with each request or application.

      The Audit Review Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Review Committee at its next scheduled meeting. The Audit Review Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.
      The full text of the Audit Review Committee pre-approval policy is available on the corporate governance page of our Internet site at www.goodrich.com/governance.
Vote Required
      Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006 will be decided by a majority of the votes cast “for” or “against” the proposal at the Annual Meeting.
      The Board of Directors recommends that you vote FOR ratifying this appointment.
3. OTHER MATTERS
      Our Board of Directors knows of no other matters that may properly be presented to the Annual Meeting. If any other matters do properly come before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

GOVERNANCE OF THE COMPANY
      Pursuant to the New York Business Corporation Law and our By-Laws, our business is managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with our Chairman, President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.
Corporate Governance
      Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. In 1995 the Board adopted its Guidelines on Governance, which address a number of important governance issues including director independence, qualifications for Board membership, mandatory retirement, Board self-assessment and succession planning. In addition, the Board has for many years had in place formal charters setting forth the powers and responsibilities of each of its standing committees.
      We maintain a corporate governance page (www.goodrich.com/governance) on our Internet site that includes key information about our corporate governance initiatives, including our Guidelines on Governance, the charters for our standing committees and our Business Code of Conduct.
Business Code of Conduct
      In 2003 our Board of Directors adopted our revised Business Code of Conduct, which sets forth the fundamental legal and ethical principles for conducting all aspects of our business. The code applies to all directors, officers and employees of our company and its subsidiaries, as well as to agents and representatives doing business on our behalf. Our Business Code of Conduct, together with specific policies and procedures, outlines the behavior expected of such individuals in carrying out their daily activities within appropriate ethical and legal standards. Our Business Code of Conduct is available on the corporate governance page of our web site at www.goodrich.com/governance. Shareholders may also obtain copies of the Business Code of Conduct by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217.
Board of Directors
      Our Board of Directors held eleven meetings in 2005. All Directors other than Ms. Creel attended 75% or more of the aggregate total number of meetings held in 2005 by the Board and the committees of the Board on which they served.
      We typically schedule a Board of Directors meeting in conjunction with our annual meeting of shareholders and expect that our Directors will attend absent a valid reason, such as a schedule conflict. Seven of the ten individuals standing for election as Directors at our 2005 annual meeting of shareholders were in attendance at that meeting. The retiring Director who did not stand for election also attended the 2005 annual meeting.
      Our non-management Directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by the Chair of our Committee on Governance.
Director Independence; Audit Committee Financial Expert
      Our Board of Directors has determined that each of our Directors other than Mr. Larsen, and each of the members of our Audit Review Committee, Committee on Governance and

Compensation Committee, has no material relationship with Goodrich (other than in the individual’s position as a Director) and is an “independent director” under the New York Stock Exchange director independence standards and the director independence standards set forth in our Guidelines on Governance (which reflect exactly the New York Stock Exchange standards).
      The Board has also determined that each of the members of our Audit Review Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, and that four members of the Audit Review Committee, Messrs. DeLoach, Griffith, Rankin and Young, are “audit committee financial experts” as that term is defined in Item 401(h) of Regulation S-K.
      The Board based these determinations primarily on a review of the responses of our Directors to questions regarding education, employment and compensation history, affiliations and family and other relationships and on discussions with the Directors. In making its independence determinations, the Board considered that (a) Mr. Griffith is President and Chief Executive Officer of The Timken Company, which had direct and indirect sales to us in 2005, (b) Mr. Jumper serves as a non-management Director of Rolls-Royce North America Holdings, Inc., which is a subsidiary of one of our significant customers, (c) and Mr. Rankin is Chairman, President and Chief Executive Officer of NACCO Industries, Inc., which had direct and indirect sales to us in 2005. The Board considered these relationships between the directors and us and determined that, based on the information available to the Board, none of those relationships was material.
Board Committees
      Our Board of Directors has established five standing committees: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Committee on Governance and the Financial Policy Committee.
      The following table shows the current committee membership and the number of meetings each committee held in 2005.

Financial
	Executive	Audit Review	Compensation	Committee on	Policy
	Committee	Committee	Committee	Governance	Committee

Diane C. Creel			X		X
George A. Davidson, Jr.			X		X
Harris E. DeLoach, Jr.	X	Chair		X
James W. Griffith		X	X
William R. Holland				X	Chair
John P. Jumper		X			X
Marshall O. Larsen	Chair
Douglas E. Olesen		X			X
Alfred M. Rankin, Jr.	X	X		Chair
James R. Wilson			Chair	X
A. Thomas Young		X			X
Number of Meetings in 2005	0	9	4	4	4
      The following is a brief description of the duties of each committee. A more complete description of each committee’s functions is contained in its charter, which is available on the corporate governance page of our Internet site at www.goodrich.com/governance. Shareholders may also obtain copies of the committee charters by writing to: Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217.

      Executive Committee. The Executive Committee acts on behalf of our Board of Directors between regularly scheduled Board meetings. Our Guidelines on Governance state that it is the view of the Board that the Executive Committee will meet only when formal action is necessary and it is not feasible to convene a special meeting, in person or by telephone, of the full Board.
      Audit Review Committee. The Audit Review Committee assists our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. This committee has direct responsibility for the selection and appointment of our independent registered public accounting firm.
      Compensation Committee. The Compensation Committee assists and makes recommendations to our Board of Directors regarding employee and executive compensation, and incentive, equity-based and benefit programs, including compensation for our Chief Executive Officer and his direct reports.
      Committee on Governance. The Committee on Governance assists our Board of Directors in identifying and recommending individuals to the Board for nomination as Board members, and in reviewing and assessing corporate governance guidelines.
      Financial Policy Committee. The Financial Policy Committee assists our Board of Directors in reviewing and monitoring our financial planning and financial structure.
Director Nominations
      Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders. The Board has delegated the screening process for new Directors to the Committee on Governance.
      Our Guidelines on Governance state that candidates nominated for election or re-election to our Board of Directors generally should meet the following qualifications:

•	Candidates should possess broad training and experience at the policy-making level in business, government, education, technology or philanthropy.

•	Candidates should possess expertise that is useful to us and complementary to the background and experience of other Board members, so that an optimum balance in Board membership can be achieved and maintained.

•	Candidates should be of the highest integrity, possess strength of character and the mature judgment essential to effective decision-making.

•	Candidates should be willing to devote the required amount of time to the work of the Board and one or more of its committees. Candidates should be willing to serve on the Board over a period of several years to allow for the development of sound knowledge of our company and its principal operations.

•	Candidates should be without any significant conflict of interest or legal impediment with regard to service on the Board.
      The Guidelines on Governance state that normally only the Chief Executive Officer should be an employee Director.
      When a vacancy exists on the Board, or when the Board determines to add an additional Director, the Committee on Governance seeks out appropriate candidates from various sources, which may include other Directors as well as consultants and search firms to which we pay fees for their assistance in identifying and evaluating candidates. Mr. Jumper, who was elected to the Board in December 2005, was first brought to the Committee’s attention by an executive search firm. The Committee evaluates all candidates on the basis of the above qualifications and other criteria that may vary from time to time.
      The Committee on Governance does not have a formal policy on the consideration of director candidates recommended by shareholders. The Board of Directors believes that such a formal policy is unnecessary and that the issue is more appropriately dealt with on a case-by-case basis.
      Under our By-Laws, nominations of persons for election to the Board of Directors may be made at an annual meeting of shareholders by any shareholder who complies with the advance notice provisions of our By-Laws. These advance notice provisions are discussed elsewhere in this proxy statement under the caption “Election of Directors — Other Nominees”.
Shareholder Communications with Directors
      Shareholders who wish to communicate with our Board of Directors, our non-management Directors as a group or any individual Director can do so by writing to them, c/o Secretary, Goodrich Corporation, 2730 West Tyvola Road, Charlotte, North Carolina 28217. Our Secretary has been instructed by the Board to promptly forward all communications so received to the addressee or addressees.
Compensation of Directors
      The following table sets forth the dollar value of the annual retainer and meeting fees earned by our non-management Directors for service in 2005 and the phantom share awards made to our non-management directors in 2005. Management Directors receive no additional compensation for Board service.

		Board and	Annual
		Committee	Phantom
	Annual	Meeting	Share
Name	Retainer ($)	Fees ($)	Award ($)	Total ($)

Diane C. Creel	50,000	21,000	60,000	131,000
George A. Davidson, Jr.	50,000	28,500	60,000	138,500
Harris E. DeLoach, Jr.	50,000	48,000	60,000	158,000
James J. Glasser(1)	16,667	6,000	60,000	82,667
James W. Griffith	50,000	31,500	60,000	141,500
William R. Holland	50,000	32,500	60,000	142,500
John P. Jumper(2)	4,167	1,500	0	5,667
Douglas E. Olesen	50,000	36,000	60,000	146,000
Alfred M. Rankin, Jr.	50,000	46,000	60,000	156,000
James R. Wilson	50,000	37,000	60,000	147,000
A. Thomas Young	50,000	27,000	60,000	137,000

(1)	Mr. Glasser retired from the Board of Directors on April 19, 2005.

(2)	Mr. Jumper was elected to the Board of Directors on December 5, 2005.

Annual Retainer and Meeting Fees
      During 2005 each of our non-management Directors received an annual retainer of $50,000, payable in quarterly installments. In addition, each of our non-management directors received $1,500 for each Board and Board Committee meeting attended, except that the chair of a Committee received $2,500 for each meeting of that Committee attended.

      Effective January 1, 2006, Committee chairs no longer receive an additional $1,000 for each Committee meeting attended. Instead, each non-management Director who serves as chair of a Committee receives an annual retainer of $5,000 ($10,000 in the case of the chair of the Audit Review Committee).

Outside Director Deferral Plan
      In 2005, non-management Directors could elect to defer annual retainer and meeting fees under the Outside Director Deferral Plan. The plan permits non-management Directors to elect to defer a portion or all of the annual retainer and meeting fees into either a phantom Goodrich share account or a cash account. Amounts deferred into the phantom share account accrue dividend equivalents, and amounts deferred into the cash account accrue interest at the prime rate. The plan provides that amounts deferred into the phantom share account are paid out in shares of Common Stock, and amounts deferred into the cash account are paid out in cash, in each case following termination of service as a Director in either a single lump sum, five annual installments or ten annual installments.
      Prior to 2005, non-management Directors could elect to defer a portion or all of the annual retainer and meeting fees into a phantom Goodrich share account pursuant to the Directors’ Deferred Compensation Plan. The plan provides that amounts deferred into the account are paid out in shares of Common Stock following termination of service as a Director. Dividend equivalents accrue on all phantom shares credited to a Director’s account.

Outside Director Phantom Share Plan
      In addition to the annual retainer and meeting fees, in 2005, each non-management Director received an annual grant of phantom shares under the Outside Director Phantom Share Plan equal in value to $60,000. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares are fully vested on the date of grant. Following termination of service as a Director, the cash value of the phantom shares will be paid to each Director in either a single lump sum, five annual installments or ten annual installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).
      Prior to 2005, each non-management Director received an annual grant of phantom shares under the Directors’ Phantom Share Plan equal in value to the then-current annual retainer. Dividend equivalents accrue on all phantom shares credited to a Director’s account. All phantom shares become fully vested at the earlier of five years from the date of grant, upon the Director’s termination of Board service after age 55, or upon a change in control of Goodrich as defined in our Equity Compensation Plan. Following termination of service as a Director, the cash value of the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of Common Stock (as defined in the plan).

Directors’ Retirement Income Plan
      Mr. Rankin participates in our 1982 Directors’ Retirement Income Plan, which was terminated in 1995. The plan provided that, upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-management Director would be entitled to receive an annual amount equal to the annual retainer in effect at retirement. A retiring Director who had reached age 55 and served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the annual retainer in effect at retirement, plus 10% of such annual retainer for each additional year of service (rounded to the nearest whole year) up to ten. Under the transition provisions of the plan, upon his retirement Mr. Rankin will be entitled to receive an annual amount under the plan equal to 70% of the annual retainer in effect at retirement.

Other
      Non-management Directors are reimbursed for actual expenses incurred in the performance of their services as Directors and, in most instances, provided with travel via company-provided private aircraft to Board of Directors and committee meetings. We also provide each non-management Director with long-distance telephone service for business and personal use and with $275,000 in business travel accident insurance coverage.
Indemnification; Insurance
      We indemnify our Directors and officers to the fullest extent permitted by the New York Business Corporation Law. This is required under our By-Laws, and we have also signed agreements with each of our Directors and some of our officers contractually obligating us to provide this indemnification to them.
      As authorized by the New York Business Corporation Law and our By-Laws, we have purchased insurance providing indemnification for Goodrich and its subsidiaries as well as their directors and officers. The insurance is part of a package that includes employment practices, fiduciary and crime insurance coverage.

AUDIT REVIEW COMMITTEE REPORT
      The Audit Review Committee is appointed annually by the Board of Directors to assist it in its oversight function by monitoring the integrity of Goodrich’s consolidated financial statements, the qualifications and independence of the independent registered public accounting firm, the performance of the internal audit function and independent registered public accounting firm and compliance with legal and regulatory requirements. The Audit Review Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the independent registered public accounting firm.
      Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on internal control over financial reporting. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition, that firm is responsible for attesting to management’s assessment of and the effectiveness of Goodrich’s internal control over financial reporting.
      In this context, the Audit Review Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Review Committee that Goodrich’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Review Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The independent registered public accounting firm discussed with the Audit Review Committee the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). The Audit Review Committee also reviewed and discussed with management and the independent registered public accounting firm management’s report and the independent registered public accounting firm’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
      In addition, the Audit Review Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), and discussed with the independent registered public accounting firm its independence from Goodrich and its management. The Audit Review Committee also considered whether the provision of non-audit services to Goodrich is compatible with maintaining the firm’s independence. The Audit Review Committee has concluded that the independent registered public accounting firm is independent from Goodrich and its management.
      The Audit Review Committee discussed with Goodrich’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Review Committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of Goodrich’s internal controls, and the overall quality of Goodrich’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Goodrich’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Review Committee also appointed, subject to shareholder ratification, Goodrich’s independent registered public accounting firm for the year 2006.

The Audit Review Committee

Harris E. DeLoach, Jr., Chair
James W. Griffith
John P. Jumper
Douglas E. Olesen
Alfred M. Rankin, Jr.
A. Thomas Young

COMPENSATION COMMITTEE REPORT
Executive Compensation Philosophy
      The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with those of shareholders.
      This philosophy is supported by the following guiding principles for the Company’s compensation programs:

•	A significant portion of pay will be dependent on the Company’s annual and long-term performance including growth in shareholder value.

•	Compensation will include stock-based programs in order to link shareholder and executive interests and to encourage stock ownership by executives.

•	The Company intends to provide total compensation commensurate with performance, with good performance resulting in superior compensation and poor performance resulting in below average compensation, compared to other companies.
      The Company’s compensation program consists of three primary elements: annual base salary, annual cash incentive compensation and long-term incentive compensation. To assist it in performing its duties, the Committee consults regularly with its own independent compensation consultant.
Competitive Labor Market
      The Compensation Committee establishes compensation, in part, on the basis of competitive factors. It considers the pay levels and practices of a group of specific companies employing executives with comparable experience and skills as well as broad-based surveys of large industrial companies. In performing these comparisons, the Committee looks primarily at those companies comprising the different indices used in the cumulative total shareholder performance graph on page 34 of this proxy statement.
Base Salary
      The Company’s base salary policy is intended to ensure that compensation practices are competitive within the aerospace industry and with major industrial companies. The Compensation Committee believes that the middle of the salary range for each of the Company’s executive positions should be at the median base salary of comparable positions at comparable industrial companies. The Committee recommends to the Board of Directors the annual base salary for the Chairman, President and Chief Executive Officer and establishes the annual base salary for certain other executive officers.
Incentive Compensation
      Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results and enhance shareholder value. The philosophy for incentive compensation plans is to provide competitive awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types — annual cash bonus and long-term incentive compensation. Generally speaking, the more senior an individual’s position within the Company, the greater the percentage of that individual’s potential total compensation is represented by incentive compensation.
      For 2005, the performance measures for the Company’s annual cash incentive programs were: (a) earnings before interest and income taxes, adjusted for special items (“Adjusted

EBIT”) (at the Company and business unit level); (b) free cash flow (at the Company level), which measures operating cash flow adjusted for cash payments related to special items, less capital expenditures (“Free Cash Flow”); (c) operating cash flow (at the business unit level); and (d) individual and team goals. The term “special items” includes merger-related and consolidation costs, debt redemption costs, certain gains and losses on the sale of businesses, results of discontinued operations, cumulative effect of change in accounting, asset impairment charges and other costs. Payouts relating to individual and team goals are made only if threshold performance is achieved on at least one financial performance measure at the Company or business unit level, as appropriate for the individual.
      The performance measures for the 2005-2007 performance unit awards were relative total shareholder return (“RTSR”), which measures Company stock performance against a peer group of aerospace companies, and adjusted return on invested capital (“Adjusted ROIC”), defined as net income excluding special items, divided by the average invested capital (measured at the Company level).
Annual Incentive Compensation
      An individual’s annual cash incentive compensation target under the Company’s Management Incentive Plan is expressed as a percentage of annual base salary, with the percentages of salary increasing with the level of the job. Incentive payments can range from 0% to 200% of target, based on the level of performance against the financial performance measures and individual and team goals.
      In 2005, Mr. Larsen and eight other executive officers did not participate in the Management Incentive Plan. Instead, they participated in the Senior Executive Management Incentive Plan (“SEMIP”). For 2005, target annual incentive awards, financial performance measures and individual and team goals under the SEMIP were established based on the same criteria as the Management Incentive Plan. Incentive payments under the SEMIP can range from 0% to 200% of target, based on the level of performance against the financial performance measures and individual and team goals.
      As noted above, the performance measures used in 2005 in the Management Incentive Plan and the SEMIP were Adjusted EBIT (at the Company and business unit level), Free Cash Flow (at the Company level), operating cash flow (at the business unit level) and individual and team goals. The plans place various weightings on these measures depending upon a participant’s role in the Company and scope of responsibility. For 2005, the performance measures and weightings under these plans were as follows:

		Other
		Executive
		Officers
	Chief	and		Business
	Executive	Company	General	Unit
Measures	Officer	Staff	Managers	Staff*

Company Adjusted EBIT	42.5%	40.0%	20.0%	10.0%
Company Free Cash Flow	42.5%	40.0%	20.0%	10.0%
Business Unit Adjusted EBIT			20.0%	30.0%
Business Unit Operating Cash Flow			20.0%	30.0%
Individual and Team Goals	15.0%	20.0%	20.0%	20.0%

*	Several business units use a weighting formula which varies somewhat from the weighting formula set forth in the table above.

Long-Term Incentive Compensation
      The Company’s long-term incentive compensation awards are made pursuant to the 2001 Equity Compensation Plan, which was approved by shareholders in April 2001 and amended and restated by the shareholders in April 2005. The 2001 Equity Compensation Plan is administered by the Compensation Committee and provides for a variety of equity-based forms of incentive compensation such as stock options, restricted stock units, restricted stock and performance units. Historically, the Company’s long-term incentive compensation program for senior management had been split into two equal-value components: grants of stock options and grants of performance units with actual awards being paid in Common Stock. In limited circumstances, the Committee granted restricted stock as part of an employee’s long-term incentive compensation. In late 2003 and early 2004, the Compensation Committee and Company management undertook a study to evaluate the appropriateness of the Company’s long-term incentives. The Committee and management considered the dilutive effects of the Company’s outstanding stock option grants and reviewed surveys of similar programs at large industrial companies and various aerospace companies. They also reviewed the amount of grants and the number of participants in the Company’s various long-term incentive programs as compared to competitive peer data. The Committee also considered the Company’s decision to expense stock options beginning January 1, 2004.
      Based on the analysis and report of the Committee’s independent consultant, the Committee decided to make certain changes in long-term incentives design beginning January 1, 2004. The Committee approved the following changes:

1. For the Company’s senior management, the long-term incentive value opportunity is divided such that 40% is in restricted stock units, 30% in stock options and 30% in performance units. Restricted stock units are granted annually as long as the Company achieves an Adjusted ROIC at or above a target level for the previous year. Restricted stock units, once granted, vest at the rate of 50% after three years, 25% after four years and the balance after five years from the date of grant. If a participant’s employment with the Company terminates prior to vesting for any reason other than death or disability or at a time when the participant is not eligible for retirement under our pension plans, the unvested restricted stock units will be forfeited.

2. For the Company’s management level below senior management, the long-term incentive value opportunity is divided such that 70% is in restricted stock units and 30% is in stock options. The condition for granting restricted stock units and the vesting and forfeiture terms of the restricted stock units are the same as those applicable to restricted stock units issued to senior management.

3. Certain other key employees who had previously received grants of stock options generally receive only restricted stock units as their long-term incentive compensation. Grants of restricted stock units to participants who do not receive a grant of stock options will not be subject to the Adjusted ROIC condition, but will be subject to the same terms regarding vesting and forfeiture.
      With respect to selected senior executives other than the Chief Executive Officer, including the persons named in the Summary Compensation Table, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own evaluation of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate awards, but generally considers the recommendations of management in making the specific awards within the established guidelines. The Committee has available information as to the level of past awards and individual stock ownership of the executives. The factors considered in making the awards for the Chief Executive Officer are discussed below.

Performance Units
      In 2005, the Committee granted 188,000 performance unit awards to 57 executives under the 2001 Equity Compensation Plan. The Committee makes awards every year, based on overlapping three-year performance cycles. At the beginning of each three-year cycle, the Committee establishes the performance goals.
      For the 2005-2007 awards, the performance measures used were RTSR and Adjusted ROIC, equally weighted, for all participants.
      Awards are credited as performance units in a book account for each participant. Each performance unit is equivalent to one share of Goodrich common stock. Under the award terms, participants will be entitled to a cash payout at the end of each Plan cycle only if the threshold performance standard is met. The number of performance units to be used in the calculation of the payout will range from 0% to 200% of the total performance unit account (including shares credited through dividend equivalents), based on the level of performance against the performance measures.
      Guidelines set by the Committee establish a target award of performance units with the aggregate market value of the shares awarded based upon the value of the individual’s position within the Company — the more senior the position, the greater the award. The determination of whether to make an award is dependent upon the individual’s past performance and expectations of future performance.
      For the 2006-2008 awards, performance measures are RTSR and Adjusted ROIC, equally weighted, for all participants.

Stock Options
      The 2001 Equity Compensation Plan provides that stock options may not be granted at less than 100% of fair market value and that options may not be repriced. The Committee has established a target award for individuals based upon the individual’s position within the Company — the more senior the position, the greater the award. In 2005, the Committee granted 716,000 stock options to 141 employees. All stock options granted in 2005 have a 10-year term and vest in equal annual installments over a three-year period.

Restricted Stock Units
      In 2005, a total of 618,950 restricted stock units were granted to 335 employees. These grants have a vesting period of between three and five years. Grants of restricted stock units to participants who also receive a grant of stock options are contingent on Adjusted ROIC in the previous year meeting or exceeding a specified threshold level. Grants of restricted stock units to participants who do not receive a grant of stock options are not subject to the ROIC condition.

Restricted Stock
      No restricted stock was issued to employees in 2005. Restricted stock grants generally vest at the completion of a three-year vesting period.
Benefit and Perquisite Programs
      The Company’s executive officers, including Mr. Larsen, participate in a number of broad-based benefit programs, including health, disability and life insurance programs, qualified

401(k) and pension plans and a severance plan. Other benefit programs available to executive officers include non-qualified 401(k) and pension plans, a supplemental executive retirement plan, a disability benefit program, management continuity agreements that take effect upon a change in control of the Company and, in certain cases, an executive life insurance program. The perquisites offered to executive officers include an automobile allowance, automobile and umbrella liability insurance, financial counseling and tax preparation, club memberships, annual physical examinations for the executive and spouse, cellular telephone service, long-distance telephone service for the executive and family and, in certain cases, home security systems and use of the Company’s aircraft for personal use. Executives receive a tax gross-up equal to 100% of the amounts paid by the Company on behalf of the executive with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation, club initiation fees and certain life insurance programs.
Stock Ownership Guidelines
      The stock ownership guidelines for the Company’s senior management are based on a multiple of salary ranging from .75 to 4 times salary, with the multiple increasing with one’s level within the Company. Individuals are given five years to achieve the target ownership levels.
Tax Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the company’s chief executive officer or any of the other four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). The Committee believes that it is generally in the Company’s interests to comply with Section 162(m). The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of the Company and its shareholders but which may not qualify for tax deductibility under Section 162(m).
Chief Executive Officer
      The Board of Directors upon recommendation of the Compensation Committee determines compensation for the Chief Executive Officer.
      Effective January 1, 2005, the Compensation Committee recommended, and the Board of Directors set, Mr. Larsen’s annual base salary at $900,000. This represents a 9.1% increase over his 2004 salary level. In recommending this base salary, the Committee took into account surveys of base compensation of chief executive officers of other major aerospace and industrial companies. The Committee also considered Mr. Larsen’s leadership and key contributions to the overall financial performance of the Company, and the Company’s progress towards achieving important strategic objectives.
      Mr. Larsen’s target annual incentive award and financial performance objectives under the SEMIP for calendar year 2005 were established and the payout determined by the Committee and the Board based on the same criteria as discussed above for executive officers generally. Mr. Larsen’s individual and team goals were established by the Board. For 2005, Mr. Larsen’s target amount under the plan was 100% of base salary, and in February 2006 he received $1,660,500, or 185% of his target amount, based upon performance against the financial performance measures and individual and team goals.
      In 2005, Mr. Larsen received options to purchase 80,000 shares, 35,500 restricted stock units, and 26,500 performance units. The performance guidelines for these awards for Mr. Larsen and the actual performance targets for these awards are the same as for other executive officers. The Committee and the Board of Directors used the same factors to make these awards as it did in determining the other elements of Mr. Larsen’s compensation.
      In 2005, Mr. Larsen also received a payout of $372,197, or 43.7% of his target amount, under the 2002-2004 Long-Term Incentive Plan. The payout percentage, which was the same for all plan participants, was based on the Company’s performance over the 2002-2004 performance period with respect to RTSR, Total Business Return (which measures earnings before interest, taxes, depreciation and amortization (EBITDA) as well as cash flow) and, for 2002 only, Free Cash Flow.
      In late 2005, the Committee undertook a comprehensive review of Mr. Larsen’s compensation arrangements with the assistance of its independent compensation consultant. The Committee reviewed all components of Mr. Larsen’s compensation, including base salary, annual and long-term incentive compensation, accumulated realized and unrealized stock-based compensation gains, the cost to the Company of all perquisites and other personal benefits, the projected payment obligations under the Company’s qualified and nonqualified defined benefit and defined contribution plans and supplemental executive retirement plan, and the projected payment obligations under potential severance and change-in control scenarios. A written analysis setting forth all of the above components was prepared and reviewed by the Committee. Based on this review, the Committee found Mr. Larsen’s total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable.

The Compensation Committee

James R. Wilson, Chair
Diane C. Creel
George A. Davidson, Jr.
James W. Griffith

HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND
EXECUTIVE OFFICERS
      The following table contains information with respect to the number of shares of Common Stock beneficially owned by our Directors and executive officers as of January 31, 2006.

	Amount and
	Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)(2)(3)	Class(4)

John J. Carmola	125,570	*
Diane C. Creel	7,030	*
George A. Davidson, Jr.	11,571	*
Harris E. DeLoach, Jr.	17,046	*
Cynthia M. Egnotovich	104,648	*
James W. Griffith	2,713	*
John J. Grisik	254,204	*
William R. Holland	10,747	*
John P. Jumper	0	*
Marshall O. Larsen	680,188	*
Terrence G. Linnert	241,276	*
Douglas E. Olesen	14,865	*
Alfred M. Rankin, Jr.	9,788	*
James R. Wilson	23,336	*
A. Thomas Young	21,659	*
Directors and executive officers as a Group (20)	1,904,741	1.5%

*	Less than 1%.

(1)	Includes the approximate number of shares of Common Stock credited to the individuals’ accounts in the Company’s Employees’ Savings Plan or similar plans of the Company’s subsidiaries. Includes shares not presently owned by the executive officers but which are subject to stock options exercisable within 60 days as follows: Mr. Carmola, 99,224 shares; Ms. Egnotovich, 67,886 shares: Mr. Grisik, 200,270 shares; Mr. Larsen, 609,901 shares; Mr. Linnert, 209,193 shares; and all executive officers as a group, 1,462,181 shares. Also includes shares of restricted stock as to which the executive officers have sole voting but no investment power as follows: Mr. Carmola, 15,000 shares; Ms. Egnotovich, 15,000 shares; and Mr. Grisik, 15,000 shares; and all executive officers as a group, 45,000 shares. All ownership is direct.
Includes phantom shares awarded to our Directors under the Outside Director Deferral Plan and the Directors’ Deferred Compensation Plan that are paid out in Common Stock following termination of service as a Director, as follows: Ms. Creel, 6,824 shares; Mr. Davidson, 6,571 shares; Mr. DeLoach, 16,046 shares; Mr. Griffith, 2,013 shares; Mr. Holland, 4,747 shares; Mr. Olesen, 13,771 shares; Mr. Rankin, 8,788 shares; Mr. Wilson, 15,644 shares; Mr. Young, 20,659 shares; and all Directors as a group 95,063 shares.

(2)	Excludes restricted stock units as to which the executive officers have no voting or investment power as follows: Mr. Carmola, 29,225 units; Ms. Egnotovich, 28,275 units; Mr. Grisik, 34,450 units; Mr. Larsen, 106,150 units; Mr. Linnert, 33,350 units; and all executive officers as a group, 303,450 units.
Excludes phantom shares awarded to our Directors under the Outside Director Phantom Share Plan and the Directors’ Phantom Share Plan that are paid out in cash following termination of service as a Director, as follows: Ms. Creel, 14,424 shares; Mr. Davidson, 17,343 shares; Mr. DeLoach, 8,853 shares; Mr. Griffith, 7,109 shares; Mr. Holland, 12,077 shares; Mr. Olesen, 15,363 shares; Mr. Rankin, 8,076 shares; Mr. Wilson, 14,424 shares; Mr. Young, 16,262 shares; and all Directors as a group, 113,931 shares.

(3)	Each person has sole voting and investment power with respect to Common Stock beneficially owned by such person, except as described in note (1) above, except that Mr. Larsen has shared voting and investment power with respect to 13,900 shares and all Directors and executive officers as a group have shared voting and investment power with respect to 14,856 shares.

(4)	Applicable percentage ownership is based on 123,408,839 shares of Common Stock outstanding at January 31, 2006 (excluding 14,000,000 shares held by a wholly owned subsidiary).

BENEFICIAL OWNERSHIP OF SECURITIES
      The following table contains information known to us with respect to persons who are the beneficial owner of more than 5% of our Common Stock as of January 31, 2006.
      The table does not include information regarding shares of Common Stock held of record, but not beneficially, by the plan trustee under the Goodrich Corporation Employees’ Savings Plan and other Goodrich defined contribution plans. Participants have the power to vote and dispose of these shares. The plan trustee is required to vote shares as to which no voting instructions have been received in proportion to how shares for which voting instructions have been received are voted. At January 31, 2006, those plans held 6,006,375 shares or 4.9% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount	Percent of Class(1)

AXA and related companies(2)	12,418,960	10.1%
25, avenue Matignon
75008 Paris, France
Wellington Management Company, LLP(3)	10,493,227	8.5%
75 State Street
Boston, Massachusetts 02109
Vanguard Windsor Funds(4)	6,196,835	5.0%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Applicable percentage ownership is based on 123,408,839 shares of Common Stock outstanding at January 31, 2006 (excluding 14,000,000 shares held by a wholly owned subsidiary).

(2)	This information is based on a Schedule 13G/ A filed with the SEC on February 10, 2006 by AXA, AXA Financial, Inc., 1290 Avenue of the Americas, New York, NY 10104, and the Mutuelles AXA as a group as follows: AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 26, rue Drouot, 75009 Paris, France; and AXA Courtage Assurance Mutuelle, 26, rue Drouot, 75009 Paris, France. The above described persons reported voting and dispositive power as of January 31, 2006 as follows: (a) AXA, AXA Financial, Inc. and the Mutuelles AXA as a group each reported no voting or dispositive power; (b) Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., reported sole voting power as to 7,239,487 shares, shared voting power as to 1,052,033 shares, sole dispositive power as to 12,401,732 shares and shared dispositive power as to 15,066 shares; and (c) AXA Equitable Life Assurance Company, a subsidiary of AXA Financial, Inc., reported sole dispositive power as to 2,162 shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 14, 2006 by Wellington Management Company, LLP, in which it reported shared voting power as of December 30, 2005 as to 4,449,300 shares and shared dispositive power as to 10,493,227 shares.

(4)	This information is based on a Schedule 13G filed with the SEC on February 13, 2006 by Vanguard Windsor Funds, in which it reported sole voting power as of December 31, 2005 as to 6,196,835 shares.

EXECUTIVE COMPENSATION
Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Awards		Payout

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/	Payout	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	SARs(#)	($)(3)	($)(4)

Marshall O. Larsen	2005	900,000	1,660,500	73,231	1,143,100	80,000	372,197	75,707
Chairman, President and	2004	825,000	1,625,000	132,838	1,217,893	82,950	101,399	42,498
Chief Executive Officer	2003	742,846	592,176	101,114	–0–	200,000	115,622	47,117
John J. Grisik	2005	460,000	532,220	77,942	373,520	26,100	165,603	29,919
Vice President and	2004	440,000	537,680	70,584	408,168	27,750	36,465	17,990
Segment President,	2003	410,000	160,000	55,390	218,700	40,000	22,975	61,985
Electronic Systems
Terrence G. Linnert	2005	450,000	544,050	56,285	354,200	25,000	181,999	29,796
Executive Vice President,	2004	440,000	543,400	59,456	408,168	27,750	50,700	20,244
Administration, and	2003	430,000	234,920	68,527	–0–	43,000	57,655	63,344
General Counsel
John J. Carmola	2005	410,000	482,365	75,068	317,170	22,200	154,126	26,346
Vice President and	2004	370,000	468,975	66,183	293,319	20,000	33,938	16,928
Segment President,	2003	345,000	194,548	51,931	218,700	34,000	12,724	24,788
Airframe Systems
Cynthia M. Egnotovich	2005	390,000	451,230	51,299	286,580	20,000	67,225	24,880
Vice President and	2004	360,000	439,920	46,092	293,319	20,000	12,306	17,990
Segment President,	2003	315,000	166,697	100,593	218,700	31,000	8,483	21,898
Engine Systems

(1)	Represents (i) perquisites and (ii) amounts reimbursed for payment of taxes relating to perquisites. The dollar value of the perquisites provided to the named executive officers was determined on the basis of the aggregate incremental cost to us of providing the perquisites. Perquisites provided to the named executive officers include an automobile allowance, automobile and umbrella liability insurance, financial counseling and tax preparation, club memberships, annual physical examinations for the executive and spouse, cellular telephone service, long-distance telephone service for the executive and family, and, in certain cases, home security systems and use of the Company’s aircraft for personal use. Amounts reimbursed for payment of taxes represents an amount paid by us to the named executive officer equal to 100% of the amounts paid by us on behalf of the executive with respect to the automobile allowance, umbrella liability insurance, financial counseling and tax preparation, club initiation fees and certain life insurance programs.
The following table provides additional detail regarding the amounts included in the table under the caption “Other Annual Compensation”.

			Amounts
			Reimbursed	Total Other
			For Payment	Annual
		Perquisites	of Taxes	Compensation
Name	Year	($)	($)	($)

Marshall O. Larsen	2005	39,179	34,052	73,231
	2004	98,583	34,255	132,838
	2003	66,768	34,346	101,114
John J. Grisik	2005	41,714	36,228	77,942
	2004	39,150	31,434	70,584
	2003	28,354	27,036	55,390
Terrence G. Linnert	2005	32,144	24,141	56,285
	2004	35,501	23,955	59,456
	2003	43,797	24,730	68,527
John J. Carmola	2005	40,966	34,102	75,068
	2004	35,310	30,873	66,183
	2003	32,596	19,335	51,931
Cynthia M. Egnotovich	2005	27,722	23,577	51,299
	2004	24,681	21,411	46,092
	2003	60,529	40,064	100,593

The 2005 amount reported for perquisites includes: (a) for Mr. Larsen, $17,488 for an automobile allowance and $10,013 for club dues; (b) for Mr. Grisik, $18,562 for an automobile allowance and $17,857 for financial counseling and tax preparation; (c) for Mr. Linnert, $20,080 for an automobile allowance; (d) for Mr. Carmola, $19,841 for an automobile allowance and $12,700 for financial counseling and tax preparation; and (e) for Ms. Egnotovich, $17,516 for an automobile allowance.

The 2004 amount reported for perquisites includes: (a) for Mr. Larsen, $62,958 for personal use of corporate aircraft; (b) for Mr. Linnert, $17,595 for an automobile allowance and $9,215 for club dues; and (c) for Messrs. Grisik and Carmola and Ms. Egnotovich, $18,089, $19,628 and $17,027, respectively, for an automobile allowance.

The 2003 amount reported for perquisites includes: (a) for Mr. Larsen, $28,201 for personal use of corporate aircraft and $16,710 for an automobile allowance; (b) for Mr. Linnert, $16,172 for an automobile allowance and $11,634 for club dues; (c) for Messrs. Grisik and Carmola, $16,130 and $16,985, respectively, for an automobile allowance; and (d) for Ms. Egnotovich, $36,444 for club initiation fees and dues.

(2)	The 2005 amount for the named executive officers represents the value as of the date of grant of restricted stock unit awards granted on January 3, 2005 which vest 50% after three years, 75% after four years and 100% after five years. The 2004 amount for the named executive officers represents the value as of the date of grant of restricted stock unit awards granted on February 17, 2004 which vest 50% after three years, 75% after four years and 100% after five years. The 2003 amount for Messrs. Grisik and Carmola and Ms. Egnotovich represents the value as of the date of grant of special restricted stock awards granted on April 15, 2003 with a three-year vesting period.
The number and market value of restricted stock and restricted stock units held by these persons as of December 31, 2005 (based on a closing price of $41.10 per share on December 30, 2005) were: Mr. Larsen (72,350 shares/ units and $2,973,585); Mr. Grisik (38,950 shares/ units and $1,600,845); Mr. Linnert (23,350 shares/ units and $959,685); Mr. Carmola (33,725 shares/ units and $1,386,098); and Ms. Egnotovich (32,775 shares/ units and $1,347,053).
Dividends or dividend equivalents are paid on all restricted stock and restricted stock unit awards. The amount of such dividends and dividend equivalents paid to the named executive officers during 2005 was: Mr. Larsen, $52,940; Mr. Grisik, $28,920; Mr. Linnert, $17,320; Mr. Carmola, $25,010; and Ms. Egnotovich, $24,540. These amounts are not included in the Summary Compensation Table.

(3)	LTIP payouts for 2005 represent the cash received or fair market value of the performance units deferred in connection with the payout of the 2002-2004 Long-Term Incentive Plan. LTIP payouts for 2004 represent the cash received or fair market value of the performance units deferred in connection with the payout of the 2001-2003 Long-Term Incentive Plan. LTIP payouts for 2003 represent the fair market value of the Common Stock issued in connection with the payout of the 2000-2002 Long-Term Incentive Plan.

(4)	The 2005 and 2004 amounts represent the matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans.
Includes for 2003: (a) matching contributions by the Company on behalf of the named individuals to the Company’s defined contribution plans in the following amounts: Mr. Larsen, $47,117; Mr. Grisik, $35,411; Mr. Linnert, $26,445; Mr. Carmola, $23,045; and Ms. Egnotovich, $21,898; and (b) premiums paid on behalf of the named individuals pursuant to the Company’s executive life insurance program in the following amounts: Mr. Grisik, $26,574; Mr. Linnert, $36,899; and Mr. Carmola, $1,743.
Option/ SAR Grants in Last Fiscal Year

	Individual Grants

	Number of
	Securities	% of Total
	Underlying	Options/SARs			Grant Date
	Options/SARs	Granted to	Exercise or		Present
	Granted	Employees in	Base Price	Expiration	Value
Grant Name	(# of Shares)	Fiscal Year	($/Sh)	Date	($) (1)

Mr. Larsen	80,000	11.17	32.43	1/02/15	938,400
Mr. Grisik	26,100	3.65	32.43	1/02/15	306,153
Mr. Linnert	25,000	3.49	32.43	1/02/15	293,250
Mr. Carmola	22,200	3.10	32.43	1/02/15	260,406
Ms. Egnotovich	20,000	2.79	32.43	1/02/15	234,600
All Optionees	716,000	100.00	32.43	1/02/15	8,398,680

(1)	The estimated value of the stock options has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC and is consistent with the assumptions we used for Statement of Financial Accounting Standards 123(R) reporting during 2005. The estimated value has been determined by application of the Black-Scholes option-pricing model, based upon the terms of the option grants and our stock price performance history as of the date of the grant. The key assumptions are as follows: risk-free interest rate — 4.0%; dividend yield — 2.6%; volatility factor — 40.6%; and weighted average expected life of the options — 7.0 years. The above estimates do not reflect any adjustments for risk of forfeiture or restrictions on transferability. The assumptions used in the valuation are based upon experience, and are not a forecast of future stock price or volatility, or of future dividend policy.

     All options were granted pursuant to our 2001 Equity Compensation Plan with an exercise price equal to 100% of the fair market value (as defined in the plan) on the date of grant, have a 10 year term and vest in equal annual installments over a three-year period.
      The options granted to our executive officers in 2005 include limited stock appreciation rights that generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60-day period following a “change in control”, which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations are approved by our shareholders where the existing shareholders will not retain at least 70% of the voting securities of the surviving entity.
Aggregated Option/ SAR Exercises In Last Fiscal Year And FY-End Option/ SAR Values

			Number of
			Securities
			Underlying
			Unexercised	Value of Unexercised
			Options/SARs	In-the-Money
			at FY-End	Options/SARs
			(# of Shares)	at FY-End($)(1)
	Shares Acquired
	on Exercise	Value Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Mr. Larsen	58,429	654,947	582,251 / 108,634	8,498,182 / 1,046,927
Mr. Grisik	13,782	160,115	191,020 / 35,900	2,395,525 / 346,403
Mr. Linnert	17,670	467,813	199,943 / 35,167	2,243,146 / 340,048
Mr. Carmola	60,264	1,145,600	92,558 / 28,134	854,317 / 269,256
Ms. Egnotovich	34,655	672,145	61,220 / 26,668	652,710 / 256,546

(1)	Based on a closing price per share of $41.10 on December 30, 2005.
Long Term Incentive Plans — Awards In Last Fiscal Year

		Performance	Estimated Future Payouts Under
	Number of	or Other	Non-Stock Price-Based Plans(1)
	Shares, Units	Period Until
	or Other Rights	Maturation or	Threshold	Target	Maximum
Name	(#)	Payout	# Shares	# Shares	# Shares

Mr. Larsen	26,500	3 years	-0-	26,500	53,000
Mr. Grisik	8,700	3 years	-0-	8,700	17,400
Mr. Linnert	8,250	3 years	-0-	8,250	16,500
Mr. Carmola	7,400	3 years	-0-	7,400	14,800
Ms. Egnotovich	6,750	3 years	-0-	6,750	13,500

(1)	This table describes the 2005-2007 performance unit awards made in 2005 pursuant to the 2001 Equity Compensation Plan. Payouts on these awards will be based on the Company’s Relative Total Shareholder Return and Return on Invested Capital over the 2005-2007 performance period. At the end of the performance period, each participant will earn a cash payout only if the threshold performance standard is exceeded. The cash payout to be received will range from 0% to 200% of the value of the total performance unit account (including performance units credited through dividend equivalents), based on the level of performance against the financial objectives.

Retirement Plans

Defined Benefit Pension Plans
      We have in effect a tax-qualified defined benefit pension plan for salaried employees that provides pensions payable at retirement to each eligible employee. The plan makes available a pension that is paid from funds provided through contributions by us and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee’s pension depends on a number of factors including (i) Final Average Earnings (“FAE”) for the highest 48 consecutive months of an employee’s earnings during the employee’s last 10 years of service and (ii) years of credited service to the Company.
      The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. The current plan formula, which became effective as of January 1, 1989, generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition, employees hired prior to January 1, 1990 may receive an additional pension credit of up to four years. Benefits become vested after five years of service.
      Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified defined benefit pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.
PENSION PLAN TABLE

Final	Years of Credited Service
Average
Earnings	5	10	15	20	30	40

250,000	$18,847	$37,694	$56,540	$75,387	$113,081	$146,303
300,000	$22,847	$45,694	$68,540	$91,387	$137,081	$177,178
350,000	$26,847	$53,694	$80,540	$107,387	$161,081	$208,053
400,000	$30,847	$61,694	$92,540	$123,387	$185,081	$238,928
450,000	$34,847	$69,694	$104,540	$139,387	$209,081	$269,803
500,000	$38,847	$77,694	$116,540	$155,387	$233,081	$306,078
600,000	$46,847	$93,694	$140,540	$187,387	$281,081	$362,428
700,000	$54,847	$109,694	$164,540	$219,387	$329,081	$424,178
800,000	$62,847	$125,694	$188,540	$251,387	$377,081	$485,928
900,000	$70,847	$141,694	$212,540	$283,387	$425,081	$547,678
1,000,000	$78,847	$157,694	$236,540	$315,387	$473,081	$609,428
1,100,000	$86,847	$173,694	$260,540	$347,387	$521,081	$671,178
1,200,000	$94,847	$189,694	$284,540	$379,387	$569,081	$732,928
1,300,000	$102,847	$205,694	$308,540	$411,387	$617,081	$794,678
1,400,000	$110,847	$221,694	$332,540	$443,387	$665,081	$856,428
1,500,000	$118,847	$237,694	$356,540	$475,387	$713,081	$918,178
1,600,000	$126,847	$253,694	$380,540	$507,387	$761,081	$979,928
1,700,000	$134,847	$269,694	$404,540	$539,387	$809,081	$1,041,678
1,800,000	$142,847	$285,694	$428,540	$571,387	$857,081	$1,103,428

(1)	FAE includes salary, certain incentive payments including annual cash bonuses and certain restricted stock awards in lieu of cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. As of December 31, 2005, FAE for Messrs. Larsen, Grisik, Linnert and Carmola and Ms. Egnotovich were as follows: Mr. Larsen, $1,459,751; Mr. Grisik, $720,101; Mr. Linnert, $694,449; Mr. Carmola, $639,822; and Ms. Egnotovich, $536,662.

(2)	In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available “survivor options,” which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3)	As of December 31, 2005, Messrs. Larsen, Grisik, Linnert and Carmola and Ms. Egnotovich had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): Mr. Larsen, 28.4624 years; Mr. Grisik, 14.043 years; Mr. Linnert, 8.1611 years; Mr. Carmola, 9.6532 years; and Ms. Egnotovich, 21.2382 years.
     Effective January 1, 2006, salaried employees whose most recent date of hire is on or after January 1, 2006, are not eligible to participate in the defined benefit pension plan. Effective July 1, 2006, an active salaried participant in the defined benefit pension plan will no longer accrue credited service under the plan unless he or she affirmatively elects to continue to accrue future credited service under the plan after June 30, 2006.

Supplemental Executive Retirement Plan
      We have entered into Supplemental Executive Retirement Plan agreements with nine of our executive officers to provide them with supplemental pension and retiree medical benefits, which are in addition to those described above. Pursuant to these agreements, the executive officers earn a supplemental pension benefit equal to 1.6 percent of FAE for each of their first 15 years of participation in the non-qualified defined benefit pension plan; provided, however, that the number of years of service under the agreements, when added to the number of years of credited service under the tax-qualified defined benefit pension plan, cannot exceed a total of 35. This benefit is funded in part with life insurance policies. As of December 31, 2005, the accrued annual supplemental pension benefits payable under the agreements were as follows: Mr. Larsen, $152,692; Mr. Grisik, $72,034; Mr. Linnert, $90,680; Mr. Carmola, $58,898; and Ms. Egnotovich, $31,853.
      The agreements also provide the executive officers with a supplemental retiree medical benefit upon termination of employment equal to the full benefits of the Goodrich Retiree Medical Plan as then in effect, even if such person is not otherwise eligible to participate in or not entitled to full benefits under such plan.

401(k) Savings Plans
      We have in effect a tax-qualified defined contribution plan (401(k) savings plan) under which an eligible employee can contribute from 1% to 25% of pay to the plan on a pre-tax or after-tax basis.
      Each pay period, we make a matching contribution to the account of each eligible employee. The matching contribution is immediately vested.
      Effective June 1, 2003, the matching contribution is 50% of employee contributions, up to 6% of pay. Effective January 1, 2006, for eligible employees whose most recent date of hire is on or after January 1, 2006, the matching contribution is 100% of employee contributions, up to 6% of pay. Effective July 1, 2006, for eligible employees whose most recent date of hire is prior to January 1, 2006, and who elect to continue full participation in the defined benefit pension plan after June 30, 2006, the matching contribution is 50% of employee contributions, up to 6% of pay. Also effective July 1, 2006, for eligible employees whose most recent date hire is prior to January 1, 2006, and who do not elect to continue full participation in the defined benefit pension plan after June 30, 2006, the matching contribution is 100% of employee contributions, up to 6% of pay.
      Beginning January 1, 2006, we will make a discretionary contribution to the account of each eligible employee whose most recent date of hire is on or after January 1, 2006. Beginning July 1, 2006, we will make a discretionary contribution to the account of each eligible employee whose most recent date of hire is prior to January 1, 2006, and who does not elect to continue full participation in the defined benefit pension plan after June 30, 2006. The discretionary contribution is equal to 2% of pay. In order to receive the discretionary contribution, the eligible employee must be employed by us on the last day of the plan year (December 31). The discretionary contribution becomes vested after three years of service.
      Any contributions which exceed the level of contributions permitted to be made to a tax-qualified defined contribution (401(k) savings) plan under the Internal Revenue Code are made to a non-qualified deferred compensation plan.
Executive Life Insurance
      During 2005, Messrs. Grisik, Linnert and Carmola and two other executive officers participated in the Goodrich Corporation Split Dollar Insurance Plan, which provides a two-phase program of split-dollar life insurance for our executive officers.
      The first phase provides the executive with a split-dollar life insurance benefit that is intended to equal five times salary. At the end of five years, the executive may continue participation in the plan or take ownership of the life insurance policy. If the executive takes ownership of the policy, the death benefit is reduced to two times current salary, ownership of the policy is transferred to the executive and the policy is funded by us to a level to assure that the policy can sustain itself (i.e., premiums can be paid from the cash surrender value for the executive’s life). If the cash surrender value is adequate, we will recover the premiums previously paid by us. If the executive elects to participate in phase two of the plan, we will again provide the executive with a split-dollar life insurance benefit that is intended to equal five times salary. At termination of employment or retirement, the death benefit is reduced to two times current salary and ownership of the life insurance policy is transferred to the executive. At this point, the executive will have ownership of the policy and will be required to pay $300 per year to maintain the policy.
      We ceased making premium payments on the split-dollar life insurance policies in 2003. Since that time, the cash surrender value on the policies has been reduced to pay the premiums. We are currently evaluating various alternatives to this plan.
Disability Benefit Agreements
      We have entered into disability benefit agreements with Mr. Larsen, Mr. Grisik, Mr. Linnert and one other executive officer. Under the agreements, if the executive officer becomes totally disabled prior to termination of employment with us, we will make monthly payments to him at a level so that the total of such payment and any monthly payments to him under our long term disability plan, before reduction for plan offsets, equals sixty percent (60%) of his “benefit earnings” as defined in our long term disability plan. The monthly payments commence simultaneously with the first monthly benefit payment paid under our long term disability plan and continue so long as the executive officer continues to receive monthly benefit payments under that plan. The agreement terminates automatically if the executive officer terminates his service with us for any reason other than total disability.

Severance Program
      The Goodrich Corporation Severance Program is a broad-based program that provides severance pay and subsidization of health and welfare benefits to eligible employees whose employment is terminated other than by reason of resignation, termination for cause, temporary layoff, change in employment due to transfer of business unit, transfer within the company, death, disability or retirement. In the event of a qualifying termination, each of our executive officers is entitled to receive a cash payment equal to 52 weeks base salary, subsidization of medical, dental and vision coverage for up to six months and continuation of company-paid life insurance coverage in an amount of not more than the executive’s annual base pay for six months.
Management Continuity Agreements
      In 1984 we first entered into management continuity agreements (the “Agreements”) with certain employees, which include all of the executive officers named in the Summary Compensation Table. Presently there are 14 Agreements in effect.
      The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employment agreements and do not provide any assurance of continued employment unless there is a “change in control.” They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of our outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of our Directors, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases.
      If we or our successor terminate the individual’s employment during the two-year employment period for reasons other than “cause” or the individual voluntarily terminates employment for a “good reason” (in each case as defined in the Agreements), the individual would be entitled to:

•	a lump sum cash payment equal to one-twelfth of the individual’s annualized base salary in effect immediately prior to termination, multiplied by the number of months in such individual’s Payment Period. As used in the Agreement, “Payment Period” means 36 months in the case of Messrs. Larsen, Grisik, Linnert and Carmola and Ms. Egnotovich and four other individuals and 24 months in the case of the other five individuals;

•	a lump sum cash payment equal to one-twelfth of the greater of the individual’s most recent annual bonus or the individual’s “target incentive amount” under our management incentive program, multiplied by a factor equal to the number of months in the individual’s Payment Period;

•	an accelerated payout of outstanding performance unit awards;

•	continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements during the Payment Period;

•	a cash payment equal to the sum of the number of stock options in the last annual grant of stock options by us to the individual, multiplied by the number of years in the Payment Period, multiplied by the calculated market value of our Common Stock on the date of the stock option grant, multiplied by a factor used by us in valuing fully vested stock options with a 10-year life in our most recent Annual Report on Form 10-K for options held by senior executives pursuant to the Black-Scholes method of valuing stock options, or, if such valuation was not made in the Form 10-K, then under the Black-Scholes method assuming options would be outstanding for 10 years; and

•	in addition to the benefits to which the individual is entitled under the retirement plans or programs in which he or she participates, a lump sum cash payment at retirement in an amount equal to the actuarial equivalent of the retirement pension to which the individual would have been entitled under the terms of such retirement plans or programs had the individual accumulated additional years of continuous service under such plans equal in length to the Payment Period.

      The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.
Executive Stock Purchase Program
      In September 2001 we adopted an Executive Stock Purchase Program (the “Program”) to encourage direct, long-term ownership of our Common Stock by our senior executives. The Program was suspended effective August 16, 2002, and no further loans may be made under the Program. In addition, none of the loans has been modified since we suspended the Program. There were no outstanding loans under the Program at December 31, 2005.
      Under the Program, the executives could use the proceeds of personal full-recourse bank loans to purchase our Common Stock in open market or negotiated transactions with independent parties. Each of the loans had a maturity date of September 30, 2006, with the exception of one loan to a former officer that matured on March 31, 2005. The loans bore interest at a rate equal to the London Interbank Offered Rate for one-month U.S. Dollar deposits (“LIBOR”) plus 0.50%. We agreed to guarantee the loans in the event of default, but had recourse to the executives if we incurred a loss under the guarantee. Participants in the Program were fully liable for any losses, as well as for the repayment of the loans when they came due.
      Two current executive officers and two former officers had outstanding loans under the Program during 2005. The following table sets forth information regarding these loans, all of which were repaid in full in 2005.

	Largest Aggregate
	Amount Outstanding
	At Any Time	Principal Balance at
Name	During 2005 ($)	February 28, 2006 ($)

Stephen R. Huggins	716,768	0
Terrence G. Linnert	270,208	0
Two former officers	3,430,000	0

Total	4,416,976	0

CUMULATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE GRAPH
      Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for our Common Stock with the similar returns for the Standard & Poor’s 500 Stock Index and the Standard & Poor’s 500 Aerospace & Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 2000 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days that are the last trading days of calendar years 2001 through 2005. Past performance is not necessarily indicative of future performance.

	Base
	Period
Company/Index	Dec00	Dec01	Dec02	Dec03	Dec04	Dec05

GOODRICH CORP	100	75.67	56.45	95.09	107.26	137.71
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 AEROSPACE & DEFENSE	100	82.27	78.04	96.06	111.43	129.18

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16 of the Securities Exchange Act of 1934 requires our Directors and executive officers and persons who own more than ten percent of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. As a matter of practice, our administrative staff assists our Directors and executive officers in preparing and filing such reports. Based solely upon a review of such reports and representations from our Directors and executive officers, we believe that during 2005 all such reports were filed on a timely basis except that, due to an administrative error on our part, we filed a late Form 4 on behalf of each of Marshall O. Larsen, Ulrich Schmidt, Terrence G. Linnert,

Scott E. Kuechle, Stephen R. Huggins, Jerry S. Lee, John J. Carmola, John J. Grisik and Cynthia M. Egnotovich relating to a stock option award and restricted stock unit award. The appropriate filings were made by us on behalf of these persons promptly following discovery of the error.
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
      Under Securities and Exchange Commission rules, if a shareholder wants us to include a proposal in our proxy statement for presentation at the 2007 Annual Meeting, the proposal must be received by us, attention: Office of the Secretary, at our principal executive offices by November 10, 2006. We suggest that such proposals be sent by certified mail, return receipt requested.
      Under our By-Laws, the proposal of business that is appropriate to be considered by the shareholders may be made at an annual meeting of shareholders by any shareholder who was a shareholder of record at the time of giving the notice described below, who is entitled to vote at such meeting and who complies with the notice procedures set forth in the By-Laws.
      For business to be properly brought before an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, the shareholder’s notice must have been sent to, and received by, our Secretary at our principal executive offices generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2007 Annual Meeting such notice must be received between December 26, 2006 and January 25, 2007. Each such notice must include:

•	for each matter, a brief description thereof and the reasons for conducting such business at the annual meeting;

•	the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal;

•	the number of shares of each class of Goodrich stock owned by such shareholders; and

•	any material interest of such shareholders in such proposal.
      See Appendix A for the full text of the relevant section of the By-Laws.
      This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the meeting without having to comply with the notice provisions.

By Order of the Board of Directors

Sally L. Geib
Secretary
Dated March 10, 2006
PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A
BY-LAWS
ARTICLE I, SECTION 10
      Section 10.(A)     Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.
      (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.
      (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

A-1

      (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if the shareholder’s notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
      (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.
      (2) For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
      (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

A-2

March 10, 2006

To our Shareholders:

The Annual Meeting of Shareholders will be held at Goodrich’s headquarters, Four Coliseum Centre, 2730 West Tyvola Road, Charlotte, North Carolina on Tuesday, April 25, 2006, at 10:00 A.M.

If you have chosen to view our proxy statements and annual reports over the Internet instead of receiving paper copies in the mail, you can access our proxy statement and 2005 annual report electronically at our website, www.goodrich.com.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006. The voting results from the Annual Meeting of Shareholders will be posted on our website, www.goodrich.com on April 26.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,

/s/ Marshall O. Larsen

Marshall O. Larsen
Chairman, President and
Chief Executive Officer

GOODRICH CORPORATION
P R O X Y

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby authorizes Marshall O. Larsen and Sally L. Geib, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of GOODRICH CORPORATION which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 25, 2006, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

     You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR Proposals 1 and 2.

     This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company’s Dividend Reinvestment Plan, and will be considered to be voting instructions to the plan trustees with respect to shares held in accounts under the Goodrich Corporation Employees’ Savings Plan and the Goodrich Corporation Savings Plan for Rohr Employees.

     Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203.

If you agree to access our Annual Report and Proxy Statement electronically in the future, please mark this box. ☐	GOODRICH CORPORATION P.O. BOX 11054 NEW YORK, N.Y. 10203-0054

(Continued, and to be signed and dated, on reverse side.)

Two New Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day – 7 Days a Week It’s Fast and Convenient

INTERNET			TELEPHONE			MAIL
https://www.proxyvotenow.com/grc			1-888-216-1364
•	Go to the website address listed above.		•	Use any touch-tone telephone.		•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	OR	•	Have your proxy card ready.	OR	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy
1-888-216-1364 CALL TOLL-FREE TO VOTE
☐
GOODRICH’S PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON GOODRICH’S WEBSITE: http://www.goodrich.com
•    DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE TELEPHONE OR INTERNET    •

Sign, Date and Return this Voting Instruction Card Promptly Using the Enclosed Envelope	☒ Votes MUST be indicated (x) in Black or Blue ink

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2.

     1.     ELECTION OF DIRECTORS

FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐	To include any comments, please mark this box.	☐
						To change your address, please mark this box.	☐
01 – Diane C. Creel, 02 – George A. Davidson, Jr., 03 – Harris E. DeLoach, Jr.,
04 – James W. Griffith, 05 – William R. Holland, 06 – John P. Jumper, 07 – Marshall O. Larsen,
08 – Douglas E. Olesen, 09 – Alfred M. Rankin, Jr., 10 – James R. Wilson and 11 – A. Thomas Young.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions”
box and write that nominee’s name on the space provided below.						THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
*EXCEPTIONS

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006.	☐	☐	☐

S C A N L I N E

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here